EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-40333, 333-40457, 333-40459, 333-40461, 333-43622, 333-67440, 333-97179, 333-97181, 333-136671, 333-156039, and 333-168764; and Form S-3 Nos. 333-68202, 333-86440, 333-108521, and 333-150953) of Hypercom Corporation and in the Registration Statement (Form S-4 No. 333-171324) and related Prospectus of VeriFone Systems, Inc. of our reports dated March 10, 2011, with respect to the consolidated financial statements of Hypercom Corporation, and the effectiveness of internal control over financial reporting of Hypercom Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 10, 2011